Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 3,128 Registration Statement Nos. 333-221595; 333-221595-01 Dated January 3, 2020; Filed pursuant to Rule 433

2-Year SPX Trigger PLUS With Daily Trigger Monitoring

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Index (SPX)
Leverage factor:	300%
Maximum payment at maturity:	118.00% to 123.00% of principal
Trigger level:	70% of the initial index value, monitored daily throughout the term of the Trigger PLUS
Trigger event:	A trigger event occurs if, on any index business day from but excluding the pricing date to and including the valuation date, the index closing value of the underlying index is less than the trigger level. If a trigger event occurs on any index business day during the term of the Trigger PLUS, you will be exposed to the downside performance of the underlying at maturity.
Pricing date:	January 31, 2020
Valuation date:	January 31, 2022
Maturity date:	February 3, 2022
CUSIP:	61770FBE5
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010320000237/dp118860_fwp-ps3128.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity*
Index percent change	Payment at Maturity
	A trigger event HAS NOT occurred	A trigger event HAS occurred
+40%	$1,180.00*	$1,180.00*
+30%	$1,180.00*	$1,180.00*
+20%	$1,180.00*	$1,180.00*
+10%	$1,180.00*	$1,180.00*
+6.00%	$1,180.00*	$1,180.00*
+4%	$1,120.00	$1,120.00
+2%	$1,060.00	$1,060.00
0%	$1,000.00	$1,000.00
-10%	$1,000.00	$900.00
-20%	$1,000.00	$800.00
-30%	$1,000.00	$700.00
-40%	N/A	$600.00
-50%	N/A	$500.00
-60%	N/A	$400.00
-70%	N/A	$300.00
-80%	N/A	$200.00
-90%	N/A	$100.00
-100%	N/A	$0.00
*The table assumes a maximum payment at maturity of 118.00% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The Trigger PLUS do not pay interest or guarantee return of any principal.

•	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.

•	A trigger event can occur on any index business day during the term of the Trigger PLUS.

•	The market price will be influenced by many unpredictable factors.

•	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the Trigger PLUS is approximately $985.60 per Trigger PLUS, or within $15.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The final index value is not based on the value of the underlying index at any time other than the valuation date.

•	Investing in the Trigger PLUS is not equivalent to investing in the underlying index.

•	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

•	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.